UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2014

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 S. George Street, Suite 520, York, Pennsylvania	17401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 225-4711

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2014, the Board of Directors (the “Board”) of P. H. Glatfelter Company (the “Company”) approved retention awards of 15,892 restricted stock units (“RSUs”) and 14,988 RSUs to John P. Jacunski, Executive Vice President and Chief Financial Officer, and Martin Rapp, Senior Vice President & General Manager, Composite Fibers Business Unit, respectively. The awards, made pursuant to the Company’s Amended and Restated Long-Term Incentive Plan, provide that 100% of the RSUs will vest on the fifth anniversary of the award, assuming the achievement of a specified performance metric and that the award recipient remains an employee of the Company through February 26, 2019. The award certificates include provisions for pro-rata vesting in the event, assuming the recipient is eligible for retirement, the recipient retires from employment prior to February 26, 2019. Mr. Jacunski is not yet eligible for retirement.

On February 26, 2014, the Board also adopted a Supplemental Individual Disability Insurance Plan (“Supplemental Plan”) underwritten by Unum. Premiums under the Supplemental Plan will be paid by the Company. The Supplemental Plan is applicable to employees earning over a specified minimum base salary, the level of which is to be reviewed annually. The Supplemental Plan supplements the Company’s Long-Term Disability Plan that provides a monthly disability benefit of 50% of base salary up to a maximum monthly benefit of $15,000. The Supplemental Plan provides an additional monthly benefit of up to a maximum of $15,000 based on 10% of base salary and 60% of any short-term incentive award under the Company’s 2005 Management Incentive Plan. Benefits under the Supplemental Plan are payable until the age of 65.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

By:	/s/ Kent K. Matsumoto
	Name:	Kent K. Matsumoto
	Title:	Vice President, General Counsel and Corporate Secretary

Date: March 4, 2014

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